[ROPES & GRAY LETTERHEAD APPEARS HERE]


                                 October 5, 2000


Liberty Strategic Balanced Fund
Liberty Fund
Liberty Funds Trust III
One Financial Center
Boston, MA 02111

Ladies and Gentlemen:

         We have acted as counsel in connection with the Agreement and Plan of Reorganization (the "Agreement"), in the form attached as Appendix A to the Combined Prospectus and Proxy Statement filed October 5, 2000 (the "Prospectus/Proxy"), by and among Liberty Funds Trust III (the "Trust"), a Massachusetts business trust, on behalf of two of its series, Liberty Strategic Balanced Fund ("Target Fund") and Liberty Fund ("Acquiring Fund") and Liberty Financial Companies, Inc. The Agreement describes a proposed transaction (the "Transaction") to occur on a date to be determined, in a manner consistent with the Prospectus/Proxy, in early 2001 (the "Exchange Date"), pursuant to which Acquiring Fund will acquire substantially all of the assets of Target Fund in exchange for shares of beneficial interest in Acquiring Fund (the "Merger Shares") and the assumption by Acquiring Fund of all of the liabilities of Target Fund, following which the Merger Shares received by Target Fund will be distributed by Target Fund to its shareholders in liquidation and termination of Target Fund. This opinion as to certain federal income tax consequences of the Transaction is furnished to you pursuant to Section 8.5 of the Agreement. Capitalized terms not defined herein are used herein as defined in the Agreement.

         Target Fund and Acquiring Fund are separate series of the Trust, which is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end diversified management investment company. Shares of Target Fund are redeemable at net asset value at each shareholder's option, as are shares of Acquiring Fund. Each of Target Fund and Acquiring Fund has elected to be a regulated investment company for federal income tax purposes under
Section 851 of the Internal Revenue Code of 1986, as amended (the "Code").

         For purposes of this opinion, we have considered the Agreement, the Prospectus/Proxy relating to the Transaction, which will be furnished to each Fund's shareholders in connection with the Transaction (including any items incorporated by

Liberty Strategic Balanced Fund
Liberty Fund                                   -2-               October 5, 2000


reference therein), and such other items as we have deemed necessary to render this opinion. In addition, you have provided us with letters dated as of the date hereof from Acquiring Fund and Target Fund, representing as to certain facts, occurrences and information upon which you have indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above).

         Based on our review of the documents and items referred to above, we are of the opinion that for federal income tax purposes:

         (i) The Transaction will constitute a reorganization within the meaning of Section 368(a) of the Code, and Acquiring Fund and Target Fund will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

         (ii) No gain or loss will be recognized by Acquiring Fund upon the receipt of the assets of Target Fund in exchange for Merger Shares and the assumption by Acquiring Fund of the liabilities of Target Fund;

         (iii) The basis in the hands of Acquiring Fund of the assets of Target Fund transferred to Acquiring Fund in the Transaction will be the same as the basis of such assets in the hands of Target Fund immediately prior to the transfer;

         (iv) The holding periods of the assets of Target Fund in the hands of Acquiring Fund will include the periods during which such assets were held by Target Fund;

         (v) No gain or loss will be recognized by Target Fund upon the transfer of Target Fund's assets to Acquiring Fund in exchange for Merger Shares and the assumption by Acquiring Fund of the liabilities of Target Fund, or upon the distribution of Merger Shares by Target Fund to its shareholders in liquidation;

         (vi) No gain or loss will be recognized by Target Fund shareholders upon the exchange of their Target Fund Shares for Merger Shares;

         (vii) The basis of Merger Shares that a Target Fund shareholder receives in connection with the Transaction will be the same, in the aggregate, as the aggregate basis of his or her Target Fund Shares exchanged therefor;

         (viii) A Target Fund shareholder's holding period for his or her Merger Shares will be determined by including the period for which he or she held the Target Fund Shares exchanged therefor, provided that he or she held such Target Fund Shares as capital assets; and

Liberty Strategic Balanced Fund
Liberty Fund                                   -3-               October 5, 2000


         (ix) Acquiring Fund will succeed to and take into account the items of Target Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383, and 384 of the Code and the Regulations thereunder.


                                                     Very truly yours,

                                                     /s/ Ropes & Gray

                                                     Ropes & Gray